Exhibit (1)(19)


                               PURCHASE AGREEMENT
                               ------------------

                  The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Baker 500 Corporation ("Baker") intending to be legally bound, hereby agree with each other as follows:

                  1. The Fund hereby offers Baker and Baker hereby purchases $600 worth of shares of each of Classes II and JJ Common Stock of the Baker 500 Growth Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $12.00.

                  2. The Fund hereby acknowledges receipt from Baker of funds in the amount of $1,200 in full payment for the Shares.

                  3. Baker represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of January, 2003.


                                            THE RBB FUND, INC.


                                            By:  /S/ EDWARD J. ROACH
                                                 ----------------------------
                                                 Edward J. Roach
                                                 President & Treasurer


                                            BAKER 500 CORPORATION


                                            By:  /S/ L. EDWARD BAKER
                                                 ----------------------------
                                                 Name: L. Edward Baker
                                                 Title: President